SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

JLM Industries, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

JLM INDUSTRIES, INC.

8675 Hidden River Parkway

Tampa, FL 33637

May 20, 2003

Dear Stockholder:

You are cordially invited to attend the 2003 Annual Meeting (the “Meeting”) of stockholders of JLM Industries, Inc. (the “Company”). The Meeting will be held June 24, 2003, at 11:00 a.m., Eastern Standard Time, at the Hilton Garden Inn-Tampa North, 600 Tampa Oaks Blvd., Temple Terrace, Florida 33637.

The Notice of the Meeting and the Proxy Statement on the following pages cover the formal business of the Meeting, which includes the election of Directors and a proposal to ratify the appointment of the Company’s independent public accountants.

It is important that your shares be represented at the Meeting. We ask that you promptly sign, date and return the enclosed proxy in the envelope provided, even if you plan to attend the Meeting. Returning your proxy to us will not prevent you from voting in person at the Meeting if you are present and choose to do so.

If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. If your shares are held in street name by a brokerage firm, you may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares and you present that power of attorney or proxy at the Meeting.

On behalf of the Board of Directors and management of the Company, I want to thank you for your support and confidence in us and I look forward to greeting you personally at the Meeting.

Sincerely,

John L. Macdonald

Chairman of the Board and Chief Executive Officer

JLM INDUSTRIES, INC.

8675 Hidden River Parkway

Tampa, FL 33637

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 24, 2003.

May 20, 2003

Notice is hereby given that the Annual Meeting of Stockholders of JLM Industries, Inc. (the “Company”), a Delaware corporation, will be held at the Hilton Garden Inn-Tampa North, 600 Tampa Oaks Blvd., Temple Terrace, Florida 33637, on June 24, 2003, at 11:00 a.m., Eastern Standard Time (the “Meeting”) for the following purposes:

1.    To elect Directors to serve until the next Annual Meeting of Stockholders in 2004;

2.    To ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the 2003 fiscal year; and

3.    To transact such other business as may properly come before the Meeting or any adjournment thereof.

Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. Stockholders of record at the close of business on May 16, 2003 are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, please sign, date and return the enclosed proxy promptly in the envelope provided to ensure the presence of a quorum. You may revoke your proxy and vote in person at the Meeting, if you desire. Please note that attendance at the Meeting will be limited to stockholders of the Company as of the record date (or their duly authorized representatives).

If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting if your shares are held in street name by a brokerage firm unless you obtain a power of attorney or proxy from your broker authorizing you to vote the shares and you present this power of attorney or proxy at the Meeting. If your shares are held by a bank or broker, please bring to the Meeting your bank or broker statement evidencing your beneficial ownership of Company stock as of the record date, May 16, 2003.

By Order of the Board of Directors,

Ford Pearson

General Counsel and Secretary

JLM INDUSTRIES, INC.

8675 Hidden River Parkway

Tampa, FL 33637

PROXY STATEMENT

2003 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished by the Board of Directors of JLM Industries, Inc., (the “Company”) in connection with the solicitation of proxies to be voted at the Company’s 2003 Annual Meeting of Stockholders, which will be held at 11:00 a.m. Eastern Standard Time on Tuesday, June 24, 2003, at the Hilton Garden Inn – Tampa North, 600 Tampa Oaks Blvd., Temple Terrace, Florida 33637 (the “Meeting”).

Any person giving a proxy pursuant to this solicitation may revoke such proxy at any time before it is exercised by any of the following methods: by delivering to the Secretary of the Company at the Company’s principal executive office, 8675 Hidden River Parkway, Tampa, FL 33637, a signed and dated written revocation or a duly executed proxy bearing a later date, or by attending the Meeting in person and casting a ballot. Attendance at the Meeting will not, by itself, revoke a proxy. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors. If your shares are held in street name by a brokerage firm, your broker will supply you with instructions for revoking a proxy delivered to the brokerage firm.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone by employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense in sending Proxy materials to the actual beneficial owner and obtaining their proxies.

The approximate date on which this Proxy Statement and enclosed form of Proxy are being mailed to the Company’s stockholders (the “Stockholders”) is May 20, 2003.

The Company’s common stock, par value $.01 per share (the “Common Stock”), is the only outstanding voting security of the Company. Employees of the Company will serve as inspectors of elections at the Meeting and will tabulate all votes.

May 16, 2003 has been designated as the record date for the determination of Stockholders entitled to receive notice of and to vote at the Meeting (the “Record Date”). As of the Record Date, the Company believes there will be 9,662,323 shares of Common Stock issued and outstanding. Each Stockholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company as of May 16, 2003, on all matters that come before the Meeting.

1.    Election of Directors—Item One on Your Proxy Card

There are currently seven seats on the Board of Directors of the Company, with no vacancies. Directors are elected to their positions until the next Annual Meeting of Stockholders, and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death. The Board of Directors recommends that all seven of the current Directors be re-elected at the Meeting to hold office until the Company’s next Annual Meeting of Stockholders in 2004, and until their successors shall be duly elected and qualified or until their earlier resignation, removal from office or death.

The Board of Directors has nominated the following seven persons to stand for re-election at the 2003 Annual Meeting of Stockholders:

John L. Macdonald

Walter M. Tarpley

Sean D. Macdonald

Jerry L. Weinstein

Vincent J. Naimoli

A. Gordon Tunstall

Philip Sassower

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RE-ELECTION OF MESSRS. J. MACDONALD, TARPLEY, S. MACDONALD, WEINSTEIN, NAIMOLI, TUNSTALL, AND SASSOWER AS DIRECTORS.

The seven nominees that receive the highest number of affirmative votes cast by the shares of Common Stock represented in person or by proxy at the Meeting shall be elected. Abstentions will be counted toward the number of shares represented in person or by proxy at the Meeting. Broker non-votes will be disregarded. Stockholders may not vote cumulatively in the election of Directors.

The proposed nominees for election as Directors are willing to be elected as such. In the unanticipated event any of the nominees should be unable to serve, proxies may be voted for such other person or persons for the office of Director as the Board of Directors may select.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the Directors, nominees for Directors and executive officers of the Company, the positions they hold as of April 30, 2003 with the Company and the dates they became an executive officer or director of the Company.

Directors and Executive Officers	Age	Positions	Director Since	Officer Since
John L. Macdonald	59	President, Chief Executive Officer & Chairman	1986	1986
Walter M. Tarpley	58	Vice President & Director	1999	1999
Michael J. Molina	49	Vice President, Chief Financial Officer		1995 2001
Linda L. Sato	42	Vice President & Assistant Treasurer		1994
Sean D. Macdonald	32	Vice President & Director	1999	1997
Ford Pearson	33	General Counsel and Secretary		2001
Jerry L. Weinstein	67	Director	1997
Vincent J. Naimoli	65	Director	2000
A. Gordon Tunstall	59	Director	2001
Philip Sassower	63	Director	2001

John L. Macdonald.    Mr. Macdonald founded the Company in April 1986, and has served as the President, Chief Executive Officer and the Chairman of the Board of the Company throughout its history. Mr. Macdonald also co-founded Gill and Duffus Chemical, Inc., in 1978 and served as its President and Chief Executive Officer until the conclusion of a leveraged buyout in 1983, in which Gill and Duffus Chemical, Inc., merged with the Steuber Company, Inc. From 1983 to 1986 Mr. Macdonald served as President of the Steuber Company, Inc. Mr. Macdonald received a B.A. from Colorado College and has more than 29 years experience in the chemical industry.

Walter M. Tarpley.    Mr. Tarpley joined the Company in January 1999 as President of the Company’s North American Division and Vice President of the Company. Mr. Tarpley resigned from his position as President of the Company in August of 2002 in order to handle special projects for the Company. From 1996 to 1998, Mr. Tarpley served as Vice President and General Manager of Ashland Chemical Company’s Industrial Chemicals & Solvents Division, the United States’ largest distributor of performance chemicals and additives. Mr. Tarpley served 26 years with Unocal Chemicals in various General Management positions and joined Ashland in 1993 in a merger of these firms. Upon joining Ashland, Mr. Tarpley was named Business Director for the IC&S Divisions Coatings, Adhesives and Inks business. In this capacity, Mr. Tarpley also managed the Divisions’ International Group and Technical Services Laboratories. Mr. Tarpley received a B.S. in Marine Biology from the University of Miami.

Sean D. Macdonald.    Mr. Macdonald has been a director of the Company since 1999. Mr. Macdonald joined the Company in May 1994 and worked as a sales representative in the Company’s Southwest region until January 1997. In January 1997, Mr. Macdonald was relocated to the Company’s Dutch subsidiary, JLM Industries (Europe) B.V. in the olefins trading group. In November 1997, Mr. Macdonald was appointed Managing Director of JLM Industries (Europe) B.V. in order to facilitate the integration of the Tolson acquisition. Mr. Macdonald was transferred to the Company’s Singapore operation, JLM Chemicals (Asia) Pte. Ltd. in November 1998. In April 1999, Mr. Macdonald was appointed Vice President International and transferred to the Company’s headquarters in Tampa. Mr. Macdonald received a B.A. in political science and a minor in international marketing from the University of Tampa.

Jerry L. Weinstein.    Mr. Weinstein has been a director of the Company since 1997. Mr. Weinstein served as Vice President of Owens Corning—Specialty & Foam Products Division from 1994 to 1999. From 1980 to 1994, Mr. Weinstein was President and Chief Executive Officer of UC Industries, Inc., an independent manufacturer of plastic products for the building materials industry.

Vincent J. Naimoli.    Mr. Naimoli has been a director of the Company since 2000. Mr. Naimoli has been Managing General Partner and Chief Executive Officer of the Tampa Bay Devil Rays since 1995. Mr. Naimoli was instrumental in bringing baseball to the Tampa Bay area. From 1975 to 1995, Mr. Naimoli held executive positions with various companies such as Harvard Industries, Inc., Ladish Co., Tampa Bay Baseball group, Doehler-Jarvis, Inc., Harding Services Corp., Lancaster Capital Corp., Electrolux and Regina Corps., and Anchor Industries International.

A. Gordon Tunstall.    Mr. Tunstall has been a director of the Company since 2001. Mr. Tunstall is President of Tunstall Consulting, Inc., which was founded in 1980. Mr. Tunstall was the Chief Financial Officer of Swann Oil Company from 1975 to 1980. He served as Group Vice President for Provident National Bank in Philadelphia from 1972 to 1975. He was an audit manager for PriceWaterhouse Coopers from 1966 to 1972. He serves as a director of K Force Inc., Advanced Lighting Technologies and Horizon Medical Products. He received a B.S. in Accounting from Widener College in 1966.

Philip Sassower.    Mr. Sassower has been a director of the Company since 2001. Mr. Sassower has been the Chief Executive Officer of Phoenix Enterprises LLC, since its formation in 1996. Phoenix Enterprises is a company that assists in restructuring and providing long-term capital to business enterprises. Mr. Sassower was Chairman of the Board of Communication Intelligence Corporation, a manufacturer of biometric electronic signature verification and a leading supplier of natural input software solutions, from 1998 to February 2002. Mr. Sassower was Chairman of Newpark Resources, Inc., an oil field and environmental services company, from 1987 to 1996. Since 1993, he has been the CEO of BP Acquisition LLC and the individual General Partner or President of the corporate general partner of BP Restaurants L.P. In July 1998, BP Acquisition LLC and BP Restaurants L.P. filed petitions under Chapter 11 of he United States Bankruptcy Code and in July 1999 the petitions were dismissed. Since 1997, Mr. Sassower has been a director or SeaRex, Inc., a developer and operator of lift boats used for drilling in offshore waters, and since 1999, has served as a director of SeaRex Energy Services, Inc., the parent of Sea Rex, Inc. In January 2000, SeaRex, Inc. and SeaRex Energy Services, Inc. filed petitions under Chapter 11 of the United States Bankruptcy Code. After the filing of these petitions, Mr. Sassower became Chairman of the Board and CEO of each of these entities. The petitions were thereafter converted to Chapter 7. Mr. Sassower received a B.S. in Accounting, Magna Cum Laude, from Queens College in 1961. He received his LLB, Cum Laude, from Harvard Law School in 1964.

Michael J. Molina.    Mr. Molina served as Controller of the Company from 1986 to 1992. From 1992 to 1995, Mr. Molina served as Vice President of Administration. In 1995, he was promoted to Vice President—Tax and Audit. In March of 2001 Mr. Molina was elected Vice President Finance and Treasurer. Mr. Molina was elected Chief Financial Officer and Vice-President in October of 2001. Mr. Molina received a B.A. from Johns Hopkins University and an M.B.A. from Pace University.

Linda L. Sato.    Ms. Sato has been employed by the Company since 1986 when she was hired as the Company’s Assistant Controller. In 1994, she was appointed Vice President and Controller. In 1996, Ms. Sato was promoted to Vice President and Treasurer. In February of 2001, Ms. Sato was elected Vice President Distribution Services for JLM Marketing, Inc., a wholly owned subsidiary of the Company. In March of 2001, Ms. Sato was elected Vice President and Assistant Treasurer of the Company. Ms. Sato was elected as Vice President of Finance in October of 2001. Ms. Sato graduated from the University of Connecticut with a B.A. in Accounting.

Ford Pearson.    Mr. Pearson joined the Company as General Counsel and Secretary in September 2001. From 1998 to 2001, Mr. Pearson was General Counsel and Secretary of Matchbook FX Holdings, Inc., a privately held Foreign Exchange Currency Trading software company located in New York. . He received his JD from American University in Washington, D.C. and his LLM in tax law from the University of Baltimore.

Sean D. Macdonald is the son of the Company’s President and Chief Executive Officer, John L. Macdonald. None of the other executive officers or directors are related to one another. Executive officers are elected by and serve at the discretion of the Board of Directors.

Meetings of the Board of Directors and Standing Committees

The Board of Directors held four formal meetings during 2002. Each of the incumbent Directors attended at least 75% of the aggregate of all meetings of the Board and all committees of which he was a member that were held during the period for which he served as a director or committee member. All other actions during such year were accomplished through unanimous written consents without a meeting of the Directors.

The Board of Directors has a standing Audit Committee and Compensation Committee; it does not have a Nominating Committee. The Board of Directors functions as a Nominating Committee, and the Board will consider written recommendations from Stockholders for positions on the Board of Directors in accordance with the procedures set forth in the Restated Certificate of Incorporation of the Company and its By-laws. See “Stockholder Proposals For Presentation at the 2004 Annual Meeting” on page 16 for further information.

During 2002, the Audit Committee consisted of the following directors: Messrs. Weinstein, Naimoli, Tunstall and Sassower. Effective December 5, 2002, Mr. Sassower resigned from the Audit Committee. The Audit Committee held six meetings during 2002. The Audit Committee recommends the appointment of the independent public accountants of the Company, discusses and reviews the scope and fees of the prospective annual audit, and reviews the results thereof with the independent public accountants, reviews and approves non-audit services of the independent public accountants, reviews compliance with existing major accounting and financial policies of the Company, reviews the adequacy of the financial organization of the Company, reviews management’s procedures and policies relative to the adequacy of the Company’s internal accounting controls and compliance with federal and state laws relating to accounting practices, and reviews and approves (with the concurrence of the majority of the disinterested Directors of the Company) transactions, if any, with affiliated parties.

The Compensation Committee consists of the following directors: Messrs. Weinstein, Naimoli, Tunstall and Sassower. The Compensation Committee held two formal meetings in 2002. All other action was taken by unanimous written consent. The Compensation Committee’s principal function is to make recommendations to the Board of Directors with respect to the compensation and benefits to be paid to officers and perform other duties prescribed by the Board with respect to employee stock plans and benefit programs.

See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS” on page 12 for additional information on certain members of management.

Compensation of Directors

Base Compensation.    In fiscal 2002, non-employee directors received $2,500 for each Board meeting physically attended or held by telephone. In addition, all directors were entitled to receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors or committees thereof.

Options.    Pursuant to the Non-Employee Directors’ Stock Option Plan, as amended in January 1999, each non-employee director receives an automatic grant of options to purchase 5,000 shares of Common Stock upon their initial appointment to the Board of Directors and 2,500 shares of Common Stock upon their reelection to the Board of Directors. In general, each option granted under the plan vests in full on the date of the next annual meeting following the date of grant, has a five year term and permits the holder to purchase shares at their fair market value on the date of grant. The Board of Directors may also make discretionary grants of options under the plan.

Indemnification.    The Company has agreed to indemnify its directors and officers to the fullest extent permitted by law. Each of the Company’s directors and executive officers have entered into indemnification agreements with the Company pursuant to which the Company agrees to indemnify such persons against claims, liabilities, damages, expenses and other losses incurred by such person and arising out of his capacity or service as a director, officer, employee and/or agent of the Company, to the maximum extent permitted by applicable law, and entitles such persons to an advance of expenses, to the maximum extent authorized or permitted by law, to meet the obligations indemnified against.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and holders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and any other equity securities of the Company. To the Company’s knowledge, based solely upon a review of the forms and reports furnished to the Company by such persons with respect to the fiscal year ended December 31, 2002, all such reports with respect to such fiscal year were filed on a timely basis and none of the Company’s directors, officers or 10% percent Stockholders filed a Form 5 with respect to such fiscal year.

Security Ownership of Management and Others

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of April 30, 2003 for (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) the Company’s CEO and its four most highly compensated executive officers other than the CEO (the “Named Executive Officers”) and (iv) all executive officers and directors as a group.

Directors, Directors Nominees & Executive Officers	Number Beneficially Owned (1)		Percent of Class
Name of Beneficial Owner(7)
John L. Macdonald†	4,128,625	(2)	42.6%
Maxwell Stolzberg, as Trustee of an Irrevocable Trust	2,429,608	(2)	25.1%
Philip S. Sassower†	477,414	(3)	4.9%
Walter M. Tarpley†	93,215	(4)	*
Michael Molina	67,003	(4)	*
Linda Sato	39,027	(4)	*
Sean D. Macdonald†	20,142	(4)	*
A. Gordon Tunstall†	11,330	(5)	*
Jerry A. Weinstein†	11,000	(5)	*
Vincent J. Naimoli†	10,000	(5)	*
All Directors, Nominees for Directors and Executive Officers as a group (9 persons)	4,862,756		49.4%

5% Shareholders
Derry Macdonald	1,349,000	(2)(6)	14.1%

*	Less than one percent ownership
†	Denotes that such person is a director of the Company and a director nominee.
(1)	Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission rules, includes shares to which a person has or shares voting power and/or investment power and any shares as of a given date which such persons has the right to acquire within 60 days after such date. Except as otherwise indicated, all shares are held of record with sole voting and investment power.
(2)	Of the shares shown for Mr. Macdonald and Mr. Stolzberg, as Trustee, 2,429,608 shares are held of record by an Irrevocable Trust of which Mr. Stolzberg is Trustee and Mr. Macdonald is the grantor and sole beneficiary. Under terms of the Irrevocable Trust, Mr. Stolzberg, as Trustee, has the full and exclusive right and power to vote and dispose of all shares of the Common Stock held by the Irrevocable Trust. However, as a result of Mr. Macdonald’s right to terminate the Irrevocable Trust by providing written notice at certain specified times and acquire beneficial ownership of the shares of Common Stock held by the Irrevocable Trust, Mr. Macdonald and the Trustee may be deemed to share voting and investment control with respect to the shares of Common Stock held by the Irrevocable Trust. Also, of the shares shown for Mr. Macdonald, 1,349,000 are held of record by Derry L. Macdonald, but Mr. Macdonald is deemed to beneficially own these shares because pursuant to a Stockholders Voting Agreement, Irrevocable Proxy and Right of First Refusal Mr. Macdonald has a right to vote the shares. For Mr. Macdonald, the number of shares include 167,040 shares of Common Stock held by two irrevocable trusts created for the benefit of Mr. Macdonald’s children in which Mr. Macdonald is the Trustee. Mr. Macdonald disclaims beneficial ownership of such shares. Mr. Macdonald personally owns 147,977 shares. Additionally, Mr. Macdonald’s shares include 35,000 shares deemed to be beneficially owned by Mr. Macdonald by virtue of certain stock options that are currently exercisable.
(3)	For Mr. Sassower, the number of shares includes 331,048 shares held by Phoenix Enterprises LLC, of which Mr. Sassower is the managing member. Additionally, 37,200 shares are held by the Phillip S. Sassower 1996 Charitable Remainder Annuity Trust, of which Mr. Sassower and his wife are co-trusteees, 104,166 shares are issuable upon exercise of stock warrants granted to the Phillip S. Sassower 1996 Charitable Remainder Annuity Trust, and 5,000 shares are issuable upon exercise of stock options granted to Mr. Sassower, which are currently exercisable or exercisable within 60 days of April 30, 2003.

(4)	For Mr. Tarpley, the number of shares includes 45,000 shares of vested options and 48,215 shares personally owned. For Mr. Molina, the number of shares includes 40,555 shares of vested options and 26,448 share personally owned. For Ms. Sato, the number of shares includes 21,000 shares of vested options and 18,027 shares personally owned. For Mr. Sean Macdonald, the number of shares includes 15,000 shares of vested options, and 20,872 shares personally owned.
(5)	For Mr. Tunstall, the number of shares shown reflects 5,000 shares deemed to be beneficially owned by him by virtue of certain stock options that are currently exercisable or will become exercisable in 60 days from April 30, 2003, and 6,330 shares personally owned. For Mr. Weinstein, the number of shares shown reflects 11,000 shares deemed to be beneficially owned by him by virtue of certain stock options that are currently exercisable or will become exercisable in 60 days from April 30, 2003. For Mr. Naimoli, the number of shares shown reflects 10,000 shares deemed to be beneficially owned by him by virtue of certain stock options that are currently exercisable or will become exercisable in 60 days from April 30, 2003.
(6)	This information is derived from a Schedule 13G dated October 25, 2001 filed by Derry L. Macdonald. The business address of Ms. Macdonald is 1047 Royal Pass Road, Tampa, Florida 33602. John L. Macdonald has the right to vote these shares pursuant to a Stockholders Voting Agreement, Irrevocable Proxy and Right of First Refusal. See footnote (2) above.
(7)	The business address for Messrs. Macdonald, Stolzberg (as trustee), Sassower, Tarpley, Molina, S. Macdonald, Weinstein, Tunstall, Naimoli and Ms. Sato is c/o JLM Industries, Inc., 8675 Hidden River Parkway, Tampa, Florida 33637. The business address for Mr. Tunstall is 13153 N. Dale Mabry, Tampa, Florida 33618.

Compensation of Executive Officers

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the years ended December 31, 2000, 2001 and 2002 for each of the Company’s Named Executive Officers.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation Awards
Name and Position	Year	Salary ($)(3)	Bonus($)	Restricted Stock Awards($)(1)	Options(#)	All Other Compensation
John L. Macdonald	2002	$400,000	—	—	—	—
Chairman, President & CEO	2001	$400,000	—	—	—	—
	2000	$400,000	—	—	25,000	—

Walter M. Tarpley	2002	$166,667	$5,000	—	—	—
Vice President & COO	2001	$190,000	$26,630	—	—	—
	2000	$180,000	$15,000	$34,400	5,000	—

Michael J. Molina	2002	$137,500	$4,000	—	—	—
Vice President & CFO	2001	$125,000	$9,158	—	—	—
	2000	$120,000	$10,000	$8,600	5,000	—

Michael E. Hayes(2)	2002	—	—	—	—	—
Vice President & Former CFO	2001	$172,394	—	$26,600	45,000	—
	2000	$ 47,500	—	—	—	—

Sean Macdonald	2002	$120,000	$4,000	—	—	—
Vice President	2001	$120,000	$64,000	—	—	—
	2000	$110,000	$10,000	—	5,000	—

Linda Sato	2002	$105,000	$2,000
Vice President of Finance	2001	$105,000	$4,579	—	—	—
	2000	$112,300	—	—	—	—

(1)	The aggregate restricted stock awards and the value of such awards on the date of their grant: (i) for Mr. Tarpley was 40,000 shares of Common Stock valued at $34,000, (ii) for Mr. Molina was 10,000 shares of Common Stock valued at $8,500, and (iii) for Mr. Hayes was 10,000 shares of common stock valued at $8,500.
(2)	Mr. Hayes was no longer employed with the Company as of December 31, 2001.
(3)	Pursuant to the Company’s 2001 Employee Stock Purchase Plan, as amended, each of the Named Executive Officers of the Company agreed to reduce their salary in 2001 by 10% of such executive’s annual base salary and purchase the shares of Common Stock of the Company (at fair market value at the end of each quarter equal to the salary reduction). As a result, each of the executives purchased the following number of shares: (i) John L. Macdonald, 23,729 shares; (ii) Walter M. Tarpley, 9,478 shares; (iii) Michael J. Molina, 8,593 shares; (iv) Michael E. Hayes, 0 shares; (v) Sean Macdonald, 7,118 shares; and (vi) Linda Sato, 6,219 shares. The shares were purchased by the Named Executive Officers by means of salary deductions equal to 10% of such employee’s annual base salary (excluding bonuses). For purposes of the plan, “fair market value” means the average of the closing sale prices of the Common Stock for the ten trading days immediately preceding the date of delivery of the shares, as reported on NASDAQ.

Stock Option Grants

There were no stock options granted to officers during 2002.

The following table provides information regarding the exercise of stock options during fiscal year 2002 and stock options held as of the end of fiscal year 2002 by the Named Executive Officers:

Aggregated Option Exercises and Year End Option Values Table

	Shares Acquired on Exercise	Value Realized($)	Number of Shares Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In-the-Money Options At Fiscal Year End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
John L. Macdonald	0	0	35,000	0	0	0
Walter M. Tarpley	0	0	45,000	0	0	0
Michael J. Molina	0	0	40,555	0	0	0
Michael E. Hayes	0	0	0	0	0	0
Sean Macdonald	0	0	15,000	0	0	0
Linda Sato	0	0	21,000	0	0	0

(1)	The fair market value of the Company’s Common Stock of $0.85 per share as of December 31, 2002 did not exceed the exercise price of any of the options held by the Named Executive Officers.

Employment Agreements with Named Executive Officers

On January 1, 2003, John Macdonald entered into an employment agreement with the Company. The term of the employment agreement commences on January 1, 2003 and expires on the fifth anniversary of the commencement date; provided, however, that the Agreement shall be automatically extended for an additional full year on such five year anniversary (January 1, 2008) and on the expiration of each subsequent one year period, unless written notice of non-extension is provided by either party.

The employment agreement provides Mr. Macdonald with a base salary of $400,000 and an annual bonus in an amount equal to 15% of Adjusted EBITDA from $500,000 to $1,000,000 for such calendar year, 10% of Adjusted EBITDA from $1,000,001 to $5,000,000 for such calendar year, and 5% of all Adjusted EBITDA above $5,000,000 for such calendar year. If adjusted EBITDA is below $500,000, Mr. Macdonald will not receive a bonus under this provision. Mr. Macdonald shall also be eligible, from time to time, to receive awards of stock options or other equity incentives, as determined by the Compensation Committee or, in its absence, the Board.

In the event that Mr. Macdonald is terminated without cause, resigns for good reason, or there is a change of control, he shall be entitled to a payment of 2.99 times his base salary in effect on the date immediately preceding the relevant termination or change of control.

None of the other Named Executive Officers has an employment agreement with the Company.

Report of the Compensation Committee

The following report was prepared by Messrs. Weinstein, Naimoli, Sassower, and Tunstall, the current members of the Company’s Compensation Committee.

The duties of the Compensation Committee (the “Committee”) include the review of compensation levels of the Company’s executive officers, the evaluation of the performance of the executive officers and the administration of any stock-based compensation plans except the Non-Employee Directors’ Stock Plan.

General Policies

The Company’s executive compensation system, which is set by the Compensation Committee, is intended to attract, retain and motivate high quality executives with market and performance based compensation packages that reward the achievement of specific financial goals and the enhancement of stockholder value. The Committee believes that linking executive compensation to corporate performance through performance bonuses results in an alignment of compensation with corporate goals and stockholder interests.

In evaluating the performance of executive officers, the Compensation Committee’s approach is to consult with the Chief Executive Officer, except when evaluating his performance, in which case the Compensation Committee’s approach is to meet and deliberate independently without the Chief Executive Officer being present. The Compensation Committee will review with the Board of Directors in detail all material aspects of compensation for the executive officers. The Compensation Committee has access to independent compensation data and may, from time to time in the future, consult with an outside compensation consultant.

The key elements of the Company’s executive officers’ compensation in fiscal 2002 consisted principally of (1) base salary, (2) potential bonuses based on overall Company performance for the Company’s Chief Executive Officer, Chief Financial Officer and all of the other executive officers of the Company, and based in part on overall Company performance and in part on specific performance criteria keyed to areas of responsibility for each of the executive officers and (3) the award of stock options and restricted stock that is designed to give officers and other employees the opportunity to be awarded long-term, stock-based incentives.

The Compensation Committee’s policies with respect to each of these elements are discussed below. In addition, although the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual.

Base Salary

Each executive officer’s base salary is reviewed annually. The specific base salaries are based upon the Chief Executive Officer’s determination of appropriate salary levels, taking into consideration the scope of responsibility, experience, Company and individual performance, as well as pay practices of other companies relating to executives with similar responsibility. The Chief Executive Officer then makes recommendations to the Compensation Committee, which is responsible for approving, modifying or disapproving those recommendations.

In determining the base salary of the Chief Executive Officer in 2003, consideration was given to his employment agreement, base salaries of persons with comparable positions and responsibilities in peer companies and an assessment of the individual performance of the Chief Executive Officer.

Annual Bonus Program

The Compensation Committee believes that an executive’s performance is most appropriately measured based on progress toward achieving operating goals that are formulated to promote advancement of key aspects of the Company’s business. The annual bonus plan for the Chief Executive Officer and President is usually measured based on (1) the Company’s ability to achieve growth in operating income from year to year, (2) an increase in annual volumes distributed, (3) increase in sales dollars, (4) increase in net margins and (5) performance compared to the Company’s peer group. All of these goals were either met or exceeded except for item (1) above. The Company’s incentive compensation for executive officers other than the CEO and President is somewhat discretionary under the Company’s annual bonus program, but through objective overall performance criteria established under the program, bonuses are expected to be paid based on current year’s performance. There were bonuses paid to executive officers in fiscal year 2002 as reflected in the compensation table.

Long-Term Compensation

The Compensation Committee awards stock options to executive officers, other members of management and key individual contributors. Generally, the Chief Executive Officer will recommend the number of options to be granted and will present this number along with appropriate supporting data to the Compensation Committee for its consideration. Options are granted at fair market value on the date of grant and therefore any value that ultimately accrues to employees under such options is based entirely on the Company’s performance, as perceived by investors who establish the price for the Company’s stock. These options generally vest 33% a year beginning after the first year and have a 10-year duration.

Stock option grants are designed to retain key employees, by ensuring that each has a continuing stake in the long-term success of the Company, and to provide an incentive for employees to improve the return to stockholders. In fiscal 2002, the Compensation Committee did not award any stock options to any of the Company’s executive officers or employees.

Other

The Committee believes that linking executive compensation to corporate performance through performance bonuses results in an alignment of compensation with corporate goals and stockholder interest. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 2002 adequately reflect the Company’s compensation goals and policies.

COMPENSATION COMMITTEE:

Philip Sassower

Jerry L. Weinstein

Vincent J. Naimoli

A. Gordon Tunstall

Performance Graph

Compensation Committee Interlocks and Insider Participation

During the 2002 fiscal year, the Compensation Committee consisted of the following directors: Messrs. Weinstein, Naimoli and Tunstall, and beginning in July 2002, Mr. Sassower. No member of the Compensation Committee was ever an officer or employee of the Company or any of its subsidiaries. However, the Company has entered into a consulting agreement with Jerry L. Weinstein. Mr. Weinstein consults on an as needed basis with the Company’s management on industry developments, the identification and evaluation of business opportunities, potential acquisitions or partnering opportunities that are consistent with the Company’s growth strategy, as well as other non-operating tasks as agreed to with the Chairman and CEO or the Board of Directors. On August 26, 2002, The Philip S. Sassower 1996 Charitable Remainder Annuity Trust, of which Mr. Sassower is a co-trustee, made a $2.0 million secured loan to two of the Company’s subsidiaries. For additional information, see next section under “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.”

Certain Relationships and Related Party Transactions

In 1997, the Company entered into an agreement for the sale and purchase of common stock with John Macdonald, the Chairman, President, Chief Executive Officer and then majority stockholder of the

Company, and a third party, for the sale by them to the Company of all of the issued and outstanding shares of Aurora Chemical Corporation, a Texas corporation (“Aurora”). Under the terms of the agreement, the Company purchased the shares of Aurora for $1,250,000, of which $150,000 was payable in cash to the third party to be offset by certain advances owed to Aurora by the third party, and $100,000 to the third party in the form of a promissory note payable in three equal installments earning interest at the prime rate. This note was paid in full, discounted to present value, in July of 1998. The remainder of the consideration was payable to Mr. Macdonald in the form of a promissory note for $1,000,000 that was to mature on June 1, 2002 and bore interest at a rate of 10.0% per annum. In 2000, the promissory note to Mr. Macdonald was replaced with two promissory notes totaling $1,000,000. The first replacement promissory note for $800,000 was payable to Derry Macdonald, matured on June 1, 2002 and bore interest at a rate of 10% per annum. The second replacement promissory note for $200,000 was payable to Maxwell Stolzberg as Trustee under an Irrevocable Trust Agreement between Maxwell Stolzberg and Mr. Macdonald dated December 12, 1995, matured on June 1, 2002 and bore interest at a rate of 10% per annum. In July of 2002, the maturity date of the promissory note was extended to January 1, 2003. On April 30, 2003, the principal outstanding balance due was $200,000.

In connection with the Company’s initial public offering in 1997, the Company made a loan to Mr. Macdonald. As of December 31, 2002 and April 30, 2003, the outstanding balance of this loan, net of a $200,000 note payable by the Company to Mr. Macdonald as described above, was $1,422,000.

The Company has a balance receivable of approximately $74,000 owed by Mr. Sean Macdonald, a director and Vice-President of the Company and the son of John Macdonald, as of April 30, 2003. The highest aggregate amount outstanding on this balance receivable since the beginning of the Company’s last fiscal year was $74,000 as of December 31, 2002.

The amounts owed by John Macdonald and Sean Macdonald do not incur interest or other charges and no formal arrangements have been made with respect to the repayment of these loans. These items are included with other assets in the accompanying consolidated balance sheet.

The Company has entered into a consulting agreement with Jerry L. Weinstein, a director of the Company. Mr. Weinstein consults on an as needed basis with the Company’s management on industry developments, the identification and evaluation of business opportunities, potential acquisitions or partnering opportunities that are consistent with the Company’s growth strategy, as well as other non-operating tasks as agreed to with the Chairman and CEO or the Board of Directors. Mr. Weinstein received $15,750 in consulting fees during the fiscal year ended December 31, 2002.

On August 26, 2002, two of the Company’s subsidiaries, JLM Realty, Inc. (“JLM Realty”) and JLM Industries (South Africa) (Proprietary) Limited (“JLM SA”), entered into a $2.0 million secured loan (the “Secured Loan”) with The Philip S. Sassower 1996 Charitable Remainder Annuity Trust (the “Trust”) which matured on December 31, 2002. Philip S. Sassower is a director of the Company and a co-trustee of the Trust. The Secured Loan bears interest at a rate per annum equal to the interest rate applicable to the amounts due by the Company under its Term Debt Facility with GATX Capital Corporation, and will be adjusted from time to time in the same manner as the interest rate under the Term Debt Facility. As collateral for indebtedness under the Secured Loan: (i) JLM SA granted the Trust a first priority security interest and lien on all of its tangible and intangible property, including but not limited to, equipment, receivables, general intangibles, personal property and records; and (ii) JLM Realty granted the Trust a first lien on certain undeveloped real property located in New Hanover County, North Carolina.

The obligations of JLM Realty and JLM SA under the Secured Loan are joint and several and the principal balance due under the Secured Loan may be prepaid in whole or in part at any time without penalty. On December 27, 2002, the Company paid $1.0 million of the outstanding principal balance of the Secured Loan, and on December 30, 2002, the Company paid $.5 million of the outstanding principal balance of the Secured

Loan. As of April 30, 2003, the outstanding principal balance due under the Secured Loan was $0.5 million. The outstanding principal bore interest at the rate per annum of 10.99% prior to December 31, 2002, and shall bear interest at the rate per annum of 14.99% after December 31, 2002.

In connection with the Secured Loan, the Company issued warrants to the Trust to purchase up to 1,666,666 shares of the Company’s common stock (the “Trust Warrants”) at an exercise price of $1.20 per share, subject to adjustment for certain dilutive events. The terms of the Secured Loan provided that if the Secured Loan and accrued interest were not repaid in full at December 31, 2002, the Trust Warrants would become exercisable at the rate of 208.333 shares of the Company’s common stock for every $1,000 of the principal balance of the Secured Loan outstanding on each of the following dates: (i) December 31, 2002, (ii) April 30, 2003, (iii) August 31, 2003 and (iv) December 31, 2003. The Trust Warrants will expire on December 31, 2007. The Company also granted certain registration rights with respect to the shares underlying the Trust Warrants. On or after January 1, 2003, 104,166 of the Trust Warrants became exercisable. As of March 31, 2003, none of the Trust Warrants had been exercised.

The terms of the Secured Loan also provide that in the event that the Secured Loan and accrued interest are not repaid in full on or prior to December 31, 2003, the Trust has the option to convert all or any portion of the outstanding principal balance of the Secured Loan into shares of the Company’s common stock at a conversion price equal to $1.20 per share, subject to adjustment for certain dilutive events. The trust has not converted the outstanding principal amount as of April 30, 2003.

The Company believes that each of the transactions described above were on terms no less favorable to the Company than those which could have been obtained in arm’s length transactions with unaffiliated third parties (other than with respect to the loans to members of management as described above). However, except as indicated above, the Company did not obtain independent objective information to support its belief in this respect.

2.    Ratification of Appointment of Independent Public Accountants—Item Two on Your Proxy Card

On November 13, 2001 Ernst & Young, LLP was engaged as the Company’s independent public accountants. At the 2002 annual meeting, the Stockholders approved the appointment of Ernst & Young LLP, independent public accountants, to report upon the consolidated financial statements for fiscal 2002 included in the Annual Report submitted herewith. The Audit Committee has also appointed Ernst & Young LLP to report upon its 2003 consolidated financial statements, subject to ratification of such appointment by the Stockholders at the Meeting.

A representative from Ernst & Young LLP will be in attendance at the Meeting, will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from those in attendance. Stockholder ratification of the selection of the Company’s independent public accountants is not required by the Company’s Bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice and unanimously recommends that you vote “FOR” such ratification. If the Stockholders do not ratify this appointment, other independent public accountants will be considered by the Audit Committee.

The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote at the Meeting will be required to ratify the appointment of Ernst & Young LLP for fiscal 2003. Abstentions will be counted toward the number of shares represented in person or by proxy at the Meeting. Broker non-votes will be disregarded.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent accountants for fiscal 2003.

Changes in the Company’s Independent Accountants

On November 13, 2001, the Company dismissed Deloitte & Touche LLP (“Deloitte”) as its independent accountants for the year ending December 31, 2001. The decision was approved by the Audit Committee of the Company.

The reports of Deloitte on the financial statements of the Company for fiscal years ended December 31, 2000 and December 31, 1999 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the Company’s fiscal years ended December 31, 1999 and December 31, 2000 and through November 13, 2001, there was no disagreement with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject of that disagreement in its reports on the Company’s financial statements for those fiscal periods. During the fiscal years ended December 31, 1999 and December 31, 2000 and through November 13, 2001, there were no “reportable events” as that term is defined in applicable rules of the Securities and Exchange Commission.

On November 13, 2001, Ernst & Young LLP was engaged as the Company’s new independent accountants. During the two most recent fiscal years and the interim period preceding the engagement of Ernst & Young LLP, the Company did not consult with Ernst & Young LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a “disagreement” or “reportable event,” as those terms are used in applicable rules of the Securities and Exchange Commission.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company serves to assist the Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by the Company to the public, the Company’s system of internal controls regarding finance and accounting that management has established, and the Company’s auditing, accounting, and financial reporting processes generally. The Company’s management has primary responsibility for preparing the Company’s financial statements and its financial reporting process. The Company’s independent accountants, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee reports as follows:

1.    We have reviewed and discussed with the Company’s management the Company’s audited financial statements for the year ended December 31, 2002.

2.    We have discussed with Ernst & Young LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU § 380), as may be modified or supplemented.

3.    We have received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and discussed with Ernst & Young LLP their independence.

4.    Based on the review and discussions referred to in paragraphs (1) through (3) of this report, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2002 fiscal year for filing with the Securities and Exchange Commission.

The fees billed to the Company by the Company’s independent accountants for fiscal year 2002 were as follows:

Audit Fees.    The aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and the review of the Company’s 2002 quarterly financial statements was approximately $230,000.00, of which approximately $100,000.00 was billed in fiscal year 2002.

Financial Information System Design and Implementation Fees.    The Company’s independent accountants did not bill the Company any fees related to financial information systems design and implementation.

All Other Fees.    The Company’s independent accountants billed the Company a total of approximately $68,000.00 in fees for services rendered that are not described above. The Audit Committee considered whether the provision of such other services by the Company’s independent accountants was compatible with maintaining the accountant’s independence, and concluded that the provision of such other services is compatible with maintaining the accountant’s independence.

The Directors who serve on the Audit Committee are all “Independent” as defined in Rule 4200(a) of The National Association of Securities Dealers’ listing standards. That is, the Board has determined that none of the Directors who serve on the Audit Committee has a relationship with the Company that may interfere with his or her independence from the Company or its management. The Board of Directors has adopted a written charter for the Audit Committee, which was included as Appendix B to the Company’s definitive Proxy Statement mailed to its Stockholders in connection with the Company’s Annual Meeting held in 2001.

Submitted by the Audit Committee:

Jerry L. Weinstein

Vincent J. Naimoli

A. Gordon Tunstall

OTHER BUSINESS

Management of the Company does not know of any other business that may be presented at the Meeting. If any matter not described herein should be presented for Stockholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR

PRESENTATION AT THE 2004 ANNUAL MEETING

Any Stockholder proposals intended for inclusion in the Company’s proxy materials relating to the 2004 Annual Meeting and for presentation at such meeting must be submitted to Ford Pearson, Secretary, in writing no later than January 20, 2004 in order to be considered for inclusion in the Company’s proxy materials relating to the 2004 Annual Meeting.

Stockholder proposals intended for presentation at the 2004 Annual Meeting (but not for inclusion in the Company’s proxy materials relating to the 2004 Annual Meeting), including nominations by Stockholders of persons to stand for election as directors, are subject to certain advance notice provisions contained in the Company’s By-laws and Restated Certificate of Incorporation. Notice of Stockholder proposals must be timely given in writing to the Secretary of the Company prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 70 nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting of Stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the Stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

The complete provisions governing these requirements are available to any Stockholder without charge upon request from the Secretary of the Company.

By Order of the Board of Directors,

Ford Pearson

Secretary

Appendix

JLM INDUSTRIES, INC.

PROXY FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John L. Macdonald and Michael Molina (with full power to act without the other and with power to appoint his or her substitute) as the undersigned’s proxies to vote all of the undersigned’s shares of common stock of JLM INDUSTRIES, INC., a Delaware corporation (the “Company”), that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Hilton Garden Inn – Tampa North, 600 Tampa Oaks Blvd., Temple Terrace, Florida 33637, on Tuesday June 24, 2003, at 11:00 a.m., local time, and at any and all adjournments thereof, upon the following matters:

Please mark votes as in this example [X].

I. ELECTION OF DIRECTORS	☐	FOR all nominees (except as marked to the contrary below)

	☐	WITHOUT AUTHORITY to vote for all nominees

NOMINEES:	JOHN L. MACDONALD, WALTER M. TARPLEY, SEAN D. MACDONALD, JERRY L. WEINSTEIN, VINCENT J. NAIMOLI, A. GORDON TUNSTALL AND PHILIP SASSOWER.

(INSTRUCTION:	To withhold authority to vote for any individual nominee, write that nominee’s name on the line set forth below.)

Proposal to ratify the Board of Directors’ appointment of Ernst & Young LLP, certified public accountants, as independent auditors of the Company for the fiscal year ending December 31, 2003.

II.	☐ FOR	☐ AGAINST	☐ ABSTAIN

III.	In their discretion, such other business as may properly come before the Annual Meeting and any and all adjournments thereof.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE FOREGOING INSTRUCTIONS. IN THE ABSENCE OF ANY INSTRUCTIONS, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL THE NOMINEES LISTED IN ITEM I AND FOR THE PROPOSAL IN ITEM II AND AS THE PROXYHOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held on June 24, 2003 and the Proxy Statement of the Company, each dated May 20, 2003, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, each of which has been enclosed herewith.

The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented in person or by proxy at the Annual Meeting. Accordingly, please complete this proxy and return it promptly in the enclosed envelope.

The undersigned hereby revokes any proxy to vote shares of common stock of the Company heretofore given by the undersigned.

Dated:    _________________________________________

Signature

Signature, if held jointly

Title (if applicable)

Please date, sign exactly as your name appears on this Proxy and promptly return in the enclosed envelope. In the case of joint ownership, each joint owner must sign. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title, and affix corporate seal. If a partnership, sign in partnership name by authorized person.